UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under § 240.14a-12

AMERISERV FINANCIAL, INC.
(Name of Registrant as Specified In Its Charter)

DRIVER MANAGEMENT COMPANY LLC DRIVER OPPORTUNITY PARTNERS I LP J. ABBOTT R. COOPER JULIUS D. RUDOLPH BRANDON L. SIMMONS
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of shareholders of AmeriServ Financial, Inc., a Pennsylvania corporation (the “Company”).

Item 1: On May 2, 2023, Driver issued the following letter to shareholders of the Company:

May 2, 2023

Dear Fellow AmeriServ Financial Shareholders,

Together, Driver Opportunity Partners I LP and Driver Management Company LLC (collectively, “Driver” or “we”) own approximately 8.6% of the issued and outstanding shares of AmeriServ Financial Inc.’s (“AmeriServ”) common stock, making us one of, if not the largest, holder of AmeriServ’s shares.

Driver is what is commonly referred to as an “activist” investor, which means that Driver will seek to exercise its rights as a shareholder—rights that all shareholders have—if Driver believes that doing so will increase value for all shareholders. One of those rights—perhaps the most valuable right that any shareholder has—is the right to nominate candidates for election to the board of directors.

While you, as AmeriServ shareholders, are the owners of AmeriServ, under Pennsylvania law, the stewardship of AmeriServ is left to AmeriServ’s management and board of directors, who, as one court described it, exercise power “over vast aggregations of property that they do not own.” Under Pennsylvania law, you, as AmeriServ shareholders, have little to no power to directly influence the operations and direction of AmeriServ, since that power is reserved for its management and board of directors. If you, as an AmeriServ shareholder, don’t like the way AmeriServ is being run—if for instance, you don’t think AmeriServ is as profitable as it could be or if you think that its officers and directors are more concerned with protecting and advancing their own interests rather than those of all AmeriServ shareholders—you effectively have two choices: you can sell your AmeriServ shares or you can try to change the composition of the AmeriServ board by electing directors that you believe will better serve your interest as an AmeriServ shareholder.

Driver believes that AmeriServ has underperformed for decades—please see our proxy statement for details—and that AmeriServ’s board—by failing to hold management accountable for AmeriServ’s performance among other missteps—is responsible for that underperformance. Driver believes that meaningful change in the composition of the AmeriServ board is a necessary step towards creating a culture of accountability and increasing the value of all AmeriServ shareholders’ investment.

To create the change in the composition of the AmeriServ board necessary for increasing value for all AmeriServ shareholders, Driver nominated three highly-qualified candidates—Abbott Cooper, Julius “Izzy” D. Rudolph and Brandon Simmons—for election as directors at AmeriServ’s 2023 annual meeting of shareholders (the “2023 Annual Meeting”), creating a contested election for directors.

In most years, there was only one slate of director candidates up for election at AmeriServ’s annual meetings of shareholders. There is nothing unusual about that and that is generally the case at most corporations. While lip service is often paid to the notion of “corporate democracy,” most of you will probably recognize that without the ability to choose between competing candidates for director, the exercise of voting in a director election is a distinctly hollow kind of “democracy.”

The notorious political boss William “Boss” Tweed famously said “I don’t care who does the electing, so long as I do the nominating” because he knew that he could control an election by limiting voters’ choices.

Rather than engage in a director election contest based on the single most important issue to most AmeriServ shareholders—the past, current and prospective value of their investment—the AmeriServ board has taken a page out of Boss Tweed’s book and is attempting to limit your choices in the election of directors.

You may agree or disagree with Driver that meaningful change is needed in the composition of the AmeriServ board and you may agree or disagree that Driver’s nominees are the right individuals to effect that change—we think they are—but we hope that you agree that you—not the incumbent AmeriServ board—are best qualified to make those decisions.

Perhaps even more troubling than the AmeriServ incumbent board’s attempts to deprive you of your right to choose between competing slates of directors is, in our view, their reckless and irresponsible decision to have the 2023 Annual Meeting on May 26, 2023 since there is a significant chance that the results of that meeting may be invalidated by a federal judge, which would require AmeriServ to hold a new 2023 annual meeting of shareholders.

To explain, shortly after AmeriServ claimed that Driver did not have the right to nominate candidates for election to the AmeriServ board at the 2023 Annual Meeting, Driver filed a lawsuit in the United States District Court for the Western District of Pennsylvania seeking an order that Driver’s nominations are valid. Driver also filed a motion seeking to postpone the 2023 Annual Meeting until the court could determine—after hearing arguments and reviewing evidence presented by both Driver and AmeriServ—whether Driver’s nominations are valid.

Rather than waiting for the court to determine whether Driver’s nominations are valid—and allowing you, as AmeriServ shareholders, to know exactly which director nominees are eligible for election at the 2023 Annual Meeting—the incumbent AmeriServ board has pushed ahead with its plan to hold the 2023 Annual Meeting on May 26, 2023, effectively guaranteeing that the results of that meeting will be invalidated if Driver’s nominations are later determined by the court to be valid. If Driver’s nominations are determined to be valid, not only will AmeriServ be forced to call and hold another 2023 annual meeting of shareholders, which Driver believes demonstrates how little the current AmeriServ board cares about wasting corporate—i.e., your—resources, but there will be obvious questions regarding the legitimacy of any directors elected at the 2023 Annual Meeting (if it is held on May 26, 2023) as well as the validity of any actions taken by a board including those directors. We believe the current AmeriServ board’s plan to hold the 2023 Annual Meeting before the validity of Driver’s nominations has been conclusively determined by a court of law is reckless, irresponsible and may result in unpredictable and potential material consequences that may impair the value of your investment in AmeriServ. Driver believes that the current AmeriServ board’s headlong rush into the unknown consequences of attempting to elect a board that may later be determined to be illegitimate is a clear example of how the board has put its interests in self-perpetuation over your interest in protecting and increasing the value of your investment in AmeriServ.

Driver urges you to vote FOR its three highly qualified nominees on its WHITE universal proxy card. Driver understands that some AmeriServ shareholders may be unwilling or unable to vote for Driver’s nominees if it is uncertain that those votes will be counted by AmeriServ. However, at a minimum, a vote for Driver’s nominees can serve as a referendum to AmeriServ’s management and board that the status quo is unacceptable and shareholders want change.

VOTE THE WHITE UNIVERSAL PROXY CARD FOR DRIVER’S NOMINEES TODAY

If you have any questions, or require assistance with your vote, please contact Saratoga Proxy Consulting LLC, toll- free at (888) 368-0379, call direct at (212) 257-1311 or email: info@saratogaproxy.com

Thank you for your support,

J. Abbott R. Cooper
Managing Member
Driver Management Company LLC

Item 2: Also on May 2, 2023, Driver posted the following materials to www.saratogaproxy.com/Driver: